Exhibit 10.1

Walter M. Oliver

Senior Vice President

Human Resources and Administration

May 7, 2008

Mr. Jay L. Johnson

401 Bonruth Place

Richmond, VA 23238

Dear Jay:

On behalf of General Dynamics Corporation, we are pleased to offer you the position of Vice Chairman effective September 1, 2008. In this position, you will be an Officer of the Corporation and will report to Nicholas D. Chabraja, Chairman and Chief Executive Officer, with duties as described by him. You will remain a member of the Board of Directors in this capacity.

As Vice Chairman, you will receive an initial annual salary of $845,000, which is paid on a bi-weekly basis and in accordance with the Company’s payroll policies and practices. In addition to this base salary, the following compensation and benefits package will be included:

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Participation in the General Dynamics Executive Compensation and Long-Term Incentive Programs. Annual awards for Executive Compensation are determined based on your performance as well as the Corporation’s performance and are made at the discretion of the Compensation Committee of the Board of Directors. Your bonus for 2008, payable in March of 2009, should be within the range of $850,000 to $1,000,000 based on good performance, and will be pro-rated based upon your commencement of employment. Your employment is expected to commence on September 2, 2008, which would provide an anticipated pro-rated bonus of $350,000 for the 2008 performance year.

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The Long-Term Incentive Program provides periodic awards of stock options and restricted stock, which also must be approved by the Compensation Committee of the Board of Directors. The estimated value of your next full year grant (anticipated March 2009) should be within the range of $2,200,000 to $2,500,000. In addition, when you begin work in September you will receive an initial grant which will serve to offset your loss of compensation, equity, and pension from your current employer and will be comprised of both stock options and restricted stock.

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The Initial Grant will consist of $2,600,000 in stock options and restricted stock to offset the loss of pension benefit from your current employer. The grant will also include an additional amount to compensate you for the forfeiture of equity from your current employer. This additional amount will be calculated by multiplying the number of restricted shares you forfeit on your last day of work at Dominion by the fair market value (average of high and low) stock price on that date. The resulting dollar value will be added to the $2,600,000 referenced above and granted as General Dynamics stock options and restricted stock utilizing our normal method for calculating grant value.

2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042-4513

Tel: 703-876-3415

Fax: 703-876-3248

www.generaldynamics.com

Mr. Jay L. Johnson

May 7, 2008

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You will be subject to our stock ownership guidelines which are intended to align the interests of senior executives with those of other shareholders and to promote good governance through the retention of shares acquired by participation in our restricted stock and stock option programs. Officers are not required to purchase shares in the open market, however, you will not be permitted to sell stock – except to cover taxes and commission during a stock transaction – until you reach the ownership minimum. The minimum ownership for this position, expressed as a multiple of your annual base salary, will be 10x.

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Participation in the General Dynamics benefit programs. We offer a comprehensive package which includes Group Medical and Life Insurance, Short and Long Term Disability, Dental, and 401(k) Programs – qualified and supplemental plans. You have been provided information regarding our current benefit programs, including the vacation policy for corporate officers which would provide you with an initial annual accrual rate of five weeks.

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We will reimburse you for the cost of life insurance sufficient to cover the amount of the Initial Grant for the interim period prior to your commencement of employment with General Dynamics. You will use reasonable efforts to convert the term life insurance benefit with your current employer to mitigate the cost of this new life insurance. Our reimbursement is limited to an interim policy not to exceed the amount of the Initial Grant.

•	You have been provided with an outline of the standard perquisites for Officers of the Corporation.

•	Relocation to the Washington, D.C., area in accordance with our relocation program guidelines.

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On July 1, 2009, you will be appointed Chief Executive Officer (CEO) of General Dynamics Corporation. Your compensation and benefits, including perquisites, will be adjusted at that time commensurate with the CEO position.

Please note that our offer is contingent upon the following:

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Your submission of documentation sufficient to establish your identity and eligibility to work in the U.S. in accordance with Form I-9 requirements and U.S. immigration laws within three business days of your start of work.

•	Satisfactory completion of a pre-employment background investigation, credit investigation and drug screen conducted in accordance with the Company’s procedures.

•	Your review and acceptance of the Company’s policy regarding the protection of intellectual property and confidential information.

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Your review and acceptance of the Company’s Dispute Resolution Procedure (“DRP”), which requires employees to use the DRP as the exclusive means to resolve any employment-related claims they may have against the Company.

Mr. Jay L. Johnson

May 7, 2008

Jay, we look forward to you joining our team at General Dynamics. If you have any questions regarding this offer, please do not hesitate to contact me. We would like to receive your response no later than May 21, 2008. To accept this offer of employment, please sign this letter in the space provided below and return it to me.

Sincerely yours,

/s/ Walter M. Oliver

Walter M. Oliver

Senior Vice President

Human Resources and Administration

I accept ~~/ decline~~ the offer for the position with General Dynamics and acknowledge the contingencies stated above. I understand General Dynamics is an “at will” employer, meaning that neither this offer, nor my acceptance establishes a contractual relationship for any fixed period of time. The effective date of employment will be determined upon acceptance of this offer.

/s/ Jay L. Johnson	5/7/08
Jay L. Johnson	Date